Exhibit 23.2

Information Regarding Consent of Arthur Andersen LLP

On July 1, 2002, the Board of Directors of Sonic Innovations, Inc. (the “Company”), upon recommendation of the Audit Committee (the “Committee”), made a determination not to engage Arthur Andersen LLP (“Arthur Andersen”) as the Company’s independent public accountants. See the Company’s current report on Form 8-K filed on July 1, 2002 for additional information. After reasonable efforts, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into the Company’s registration statements (Nos. 333-36562, 333-59988, 333-76250, 333-98303 and 333-99035) (collectively, the “Registration Statements”) of Arthur Andersen’s previously issued audit report with respect to the Company’s consolidated financial statements as of December 31, 2001 and for each of the years in the two year period then ended. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended (the “Securities Act”), permits the Company to file this annual report on Form 10-K, which is incorporated by reference into the Registration Statements, without written consent from Arthur Andersen. However, with respect to transactions in the Company’s securities pursuant to the Registration Statements that occur subsequent to the date this annual report on Form 10-K is filed with the Securities and Exchange Commission, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, no claim can be asserted against Arthur Andersen under Section 11(a) of the Securities Act because Arthur Andersen has not consented to the incorporation by reference of its previously issued audit report into the Registration Statements.